Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

FIRST QUARTER 2015 FINANCIAL RESULTS INCLUDING

REVENUE OF $8.6 MILLION

NEWS RELEASE

Contact:	Robert Censullo (973) 386-9696

Wednesday, May 13, 2015

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the first quarter ended March 31, 2015.

For the quarter ended March 31, 2015, the Company reported net sales of $8,628,000, compared to $9,185,000 for the same period in 2014, a decrease of 6%. Net sales in the Network Solutions segment were $5,895,000, compared to $6,390,000 for the same period in 2014, a decrease of 8%. Net sales in the Test and Measurement segment were $2,733,000, compared to $2,795,000 for the same period in 2014, a decrease of 2%.

Non-GAAP normalized EBITDA for the quarter ended March 31, 2015 was $534,000, compared to $1,116,000 for the same period in 2014. Our non-GAAP normalized EBITDA results do not include the Company’s tax provision, depreciation and amortization and stock compensation expense, as well as certain other costs. A reconciliation of net income to non-GAAP normalized EBITDA results is included in an attachment to this press release.

The Company also reported net income of $194,000 or $0.01 per diluted share for the first quarter of 2015, compared to net income of $440,000, or $0.02 per diluted share, for the first quarter of 2014, a decrease of 56%.

Paul Genova, CEO of Wireless Telecom Group, Inc. commented, “The Network Solutions segment experienced softness in order flow for Q1 2015 due to a slow start in capital spending by the North American carriers. We expect this softness to continue in the near term; however, we continue to be encouraged by the need for global investment to satisfy the significant broadband coverage and capacity requirements for DAS systems. Despite a slow start in North American carrier spending in 2015, we continue to develop our product portfolio and position the Company to support the long term growth initiatives of the carrier network build out for LTE.”

Mr. Genova added, “We believe our Network Solutions segment is well-positioned to take advantage of this growth and expect our order flow to improve as carrier spending returns to higher levels.”

Continued Genova, “In Q1 2015, our Test and Measurement segment remained steady while recent order backlog has increased for our Boonton products.”

Mr. Genova further commented, “We will continue to execute our strategic plan while remaining focused on revenue growth through improvements to our product portfolio which may include additional investments in research and development as well as pursuit of other opportunities designed to increase long term shareholder value.”

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: the duration of the softness experienced in the Company’s order flow; the continued need for global investment to satisfy the significant broadband coverage and capacity requirements for DAS systems; developments in the Company’s product portfolio; the Company’s ability to position itself to support the long term growth initiatives of the carrier network build out for LTE; the impact of the recent increase in order backlog in the Company’s Test and Measurement segment; the Company’s ability to execute on its strategic plan while remaining focused on revenue growth through improvements to its product portfolio; additional investments in research and development; and the Company’s pursuit of opportunities that are intended to increase long term shareholder value. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	(unaudited)
	2015	2014
Statement of Operations Data:
Net sales	$8,628	$9,185

Gross profit	3,864	4,266

Operating expenses
Research and development	917	761
Sales and marketing	1,345	1,267
General and administrative	1,263	1,436
Total operating expenses	3,525	3,464

Operating income	339	802

Interest and other (income) expense	(3)	30

Income before income taxes	342	772

Net income	$194	$440

Net income per common share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted average shares outstanding:
Basic	19,497	24,033
Diluted	20,677	25,407

	Three months ended
	March 31,
	(unaudited)
	2015	2014
Reconciliation of GAAP Net Income to Non-GAAP Normalized EBITDA:
GAAP net income	$194	$440
Tax expense	148	332
Depreciation	109	119
Stock compensation expense	86	58
Other non-operating costs	(3)	30
Non-recurring costs (1)	—	137
Non-GAAP normalized EBITDA	$534	$1,116

(1) Includes professional fees related to our strategic business review

	March 31,	December 31,
	2015	2014
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$10,705	$10,724

Working capital	$24,383	$24,606

Total assets	$36,959	$36,289

Total liabilities	$3,049	$2,659

Shareholders’ equity	$33,910	$33,630